CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series A	$24,657,000	$1,375.86

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated November 6, 2009 (To the Prospectus dated February 10, 2009, the Prospectus Supplement dated September 14, 2009 and Index Supplement dated September 14, 2009)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-145845

$24,657,000

Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components,

Consisting of the Dow Jones EURO STOXX 50® Index, the FTSE® 100 Index

and the TOPIX® Index due November 24, 2010

Medium-Term Notes, Series A

General

•

The Notes are designed for investors who seek at maturity a return of two times the appreciation of each component underlying in a weighted basket of three buffered return enhanced components, consisting of the Dow Jones EURO STOXX 50® Index, the FTSE® 100 Index and the TOPIX® Index, each of which is subject to a different maximum return as described below. Investors should be willing to forgo interest and dividend payments and, if the component underlying declines by more than 10%, be willing to lose some or all of their principal.

•	Senior unsecured obligations of Barclays Bank PLC maturing November 24, 2010†.

•	Minimum denominations of $5,000 and integral multiples of $1,000 in excess thereof.

•	The Notes priced on November 6, 2009 (the “pricing date”) and are expected to issue on or about November 12, 2009 (the “issue date”).

Key Terms	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:	A basket comprised of three buffered return enhanced components (each a “basket component”, and together, the “basket components”), each linked to an equity index (each a “component underlying”, and together, the “component underlyings”), weighted as indicated:

Component Underlying	Weighting	Buffer Percentage	Upside Leverage Factor	Maximum Return*	Downside Leverage Factor
Dow Jones EURO STOXX 50® Index	49.00%	10%	2	19.64%	1.1111
FTSE® 100 Index	23.00%	10%	2	16.60%	1.1111
TOPIX® Index	28.00%	10%	2	12.00%	1.1111

Payment at Maturity:

The amount you will receive at maturity is based on the basket return, which in turn is based on the performance of the basket components. At maturity, your payment per $1,000 principal amount of Notes will be calculated as follows:

$1,000 + ($1,000 x Basket Return)

The maximum payment at maturity is $1,168.00 per $1,000 principal amount of Notes.

Basket Return:	The basket performance will be calculated as follows: W(i) = the weighting of each basket component. CR(i) = the component return of each basket component.

Component Return:

With respect to each basket component, the component return will be calculated as follows:

If the final level of the component underlying is greater than its initial level, then the component return for such component underlying is equal to the underlying return multiplied by the upside leverage factor, subject to the maximum return for such basket component. Accordingly, in respect of each basket component, if the underlying return for such basket component is greater than or equal to the maximum return for such basket component, then the component return for such basket component is equal to the maximum return for such basket component.

If the final level of the component underlying is equal to its initial level or is less than its initial level by not more than the buffer percentage, then the component return for such component underlying is equal to zero.

If the final level of the component underlying is less than its initial level by more than the buffer percentage, then the component return for such component underlying is equal to (a) the sum of the underlying return and the buffer percentage multiplied by (b) the downside leverage factor.

For each basket component, if the final level of the applicable component underlying declines from its initial level by more than 10%, your return on the Notes at maturity may be adversely affected and you may lose some or all of your investment at maturity.

Underlying Return:	With respect to each component underlying, the performance of the component underlying from the initial level to the final level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	2,794.25 with respect to Dow Jones EURO STOXX 50® Index, 5,142.72 with respect to FTSE® 100 Index and 874.01 with respect to TOPIX® Index, which in each case is the closing level on the pricing date.

Final Level:	With respect to each component underlying, the arithmetic average of the closing levels on each of the five averaging dates.

Averaging Dates:	November 15, 2010†, November 16, 2010† , November 17, 2010†, November 18, 2010† and November 19, 2010† (the “final averaging date”)

Maturity Date:	November 24, 2010†

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06739J2H5 and US06739J2H57

†

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Asset or Variables (other than Commodities)” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement. If any averaging date is not a scheduled trading day, then such averaging date will be the next succeeding scheduled trading day, and any subsequent averaging dates will be postponed to occur on the next following scheduled trading days. If the final averaging date is postponed because it or any other averaging date was not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the final averaging date (as postponed) and the maturity date (as postponed) remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Price to Public[1]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	1%	99%
Total	$24,657,000	$246,570	$24,410,430

[1]

The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately 1%, is 99%. The price to the public for all other purchases of Notes is 100%.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 and the index supplement dated September 14, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509190954/d424b3.htm

•	Index supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509190961/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Underlying Return for Each Component Underlying and the Corresponding Component Return for Each Basket Component Assuming a Range of Performance for Each Component Underlying?

The following table illustrates the hypothetical underlying return for each component underlying and the corresponding component return for each basket component. The hypothetical underlying returns and component returns set forth below are based on the initial level of 2,794.25 for the Dow Jones EURO STOXX 50® Index, 5,142.72 for the FTSE® 100 Index and 874.01for the TOPIX® Index. The hypothetical underlying returns and component returns set forth below are for illustrative purposes only and may not be the actual underlying returns and component returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Dow Jones EURO STOXX 50® Index			FTSE® 100 Index			TOPIX® Index
Final Level	Underlying Return	Component Return	Final Level	Underlying Return	Component Return	Final Level	Underlying Return	Component Return
5029.65	80.00%	19.64%	9256.90	80.00%	16.60%	1573.22	80.00%	12.00%
4610.51	65.00%	19.64%	8485.49	65.00%	16.60%	1442.12	65.00%	12.00%
4191.38	50.00%	19.64%	7714.08	50.00%	16.60%	1311.02	50.00%	12.00%
3911.95	40.00%	19.64%	7199.81	40.00%	16.60%	1223.61	40.00%	12.00%
3632.53	30.00%	19.64%	6685.54	30.00%	16.60%	1136.21	30.00%	12.00%
3353.10	20.00%	19.64%	6171.26	20.00%	16.60%	1048.81	20.00%	12.00%
3073.68	10.00%	19.64%	5656.99	10.00%	16.60%	961.41	10.00%	12.00%
3017.79	8.00%	16.00%	5554.14	8.00%	16.00%	943.93	8.00%	12.00%
2989.85	7.00%	14.00%	5502.71	7.00%	14.00%	935.19	7.00%	12.00%
2961.91	6.00%	12.00%	5451.28	6.00%	12.00%	926.45	6.00%	12.00%
2933.96	5.00%	10.00%	5399.86	5.00%	10.00%	917.71	5.00%	10.00%
2794.25	0.00%	0.00%	5142.72	0.00%	0.00%	874.01	0.00%	0.00%
2654.54	-5.00%	0.00%	4885.58	-5.00%	0.00%	830.31	-5.00%	0.00%
2514.83	-10.00%	0.00%	4628.45	-10.00%	0.00%	786.61	-10.00%	0.00%
2235.40	-20.00%	-11.11%	4114.18	-20.00%	-11.11%	699.21	-20.00%	-11.11%
1955.98	-30.00%	-22.22%	3599.90	-30.00%	-22.22%	611.81	-30.00%	-22.22%
1676.55	-40.00%	-33.33%	3085.63	-40.00%	-33.33%	524.41	-40.00%	-33.33%
1397.13	-50.00%	-44.44%	2571.36	-50.00%	-44.44%	437.01	-50.00%	-44.44%
1117.70	-60.00%	-55.56%	2057.09	-60.00%	-55.56%	349.60	-60.00%	-55.56%
838.28	-70.00%	-66.67%	1542.82	-70.00%	-66.67%	262.20	-70.00%	-66.67%
558.85	-80.00%	-77.78%	1028.54	-80.00%	-77.78%	174.80	-80.00%	-77.78%
279.43	-90.00%	-88.89%	514.27	-90.00%	-88.89%	87.40	-90.00%	-88.89%
0.00	-100.00%	-100.00%	0.00	-100.00%	-100.00%	0.00	-100.00%	-100.00%

PS–2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the underlying return for each component underlying and the corresponding component return for each basket component set forth in the table above are calculated.

Example 1: The level of the Dow Jones EURO STOXX 50® Index increases from an initial level of 2,794.25 to a final level of 2,961.91, the FTSE® 100 Index increases from an initial level of 5,142.72 to a final level of 5,399.86, and the level of the TOPIX® Index increases from an initial level of 874.01 to a final level of 917.71.

Because the final level of each component underlying is greater than its initial level, and each of the underlying return of 6.00% for the Dow Jones EURO STOXX 50® Index, 5.00% for the FTSE® 100 Index and 5.00% for the TOPIX® Index, each multiplied by 2, does not exceed the applicable maximum return of 19.64%, 16.60% and 12.00%, respectively, the basket return is calculated as follows:

[(6% x 2) x 49%] + [(5% x 2) x 23%] + [(5% x 2) x 28%] = 10.98%

Accordingly, the investor receives a payment at maturity of $1,109.80 per $1,000 principal amount of Notes, calculated as follows:

$1,000 + ($1,000 x 10.98%) = $1,109.80

Example 2: The level of the Dow Jones EURO STOXX 50® Index increases from an initial level of 2,794.25 to a final level of 3,353.10, the FTSE® 100 Index increases from an initial level of 5,142.72 to a final level of 6,685.54, and the level of the TOPIX® Index increases from an initial level of 874.01 to a final level of 1,223.61.

Because the final level of each component underlying is greater than its initial level, and each of the underlying return of 20.00% for the Dow Jones EURO STOXX 50® Index, 30.00% for the FTSE® 100 Index and 40.00% for the TOPIX® Index, each multiplied by 2, exceeds the applicable maximum return of 19.64%, 16.60% and 12.00%, respectively, the basket return is calculated as follows:

(19.64% x 49%) + (16.60% x 23%) + (12.00% x 28%) = 16.80%

Accordingly, the investor receives a payment at maturity of $1,168.00 per $1,000 principal amount of Notes, which reflects the maximum payment at maturity, calculated as follows:

$1,000 + ($1,000 x 16.80%) = $1,168.00

Example 3: The level of the Dow Jones EURO STOXX 50® Index increases from an initial level of 2,794.25 to a final level of 3,073.68, the FTSE® 100 Index increases from an initial level of 5,142.72 to a final level of 5,451.28, and the level of the TOPIX® Index increases from an initial level of 874.01 to a final level of 917.71.

Because the final level of each component underlying is greater than its initial level, and the underlying return of 10.00% for the Dow Jones EURO STOXX 50® Index multiplied by 2 exceeds the applicable maximum return of 19.64%, while each of the underlying return of 6.00% for the FTSE® 100 Index and 5.00% for the TOPIX® Index, each multiplied by 2, does not exceed the applicable maximum return of 16.60% and 12.00%, respectively, the basket return is calculated as follows:

(19.64% x 49%) + [(6% x 2) x 23%] + [(5% x 2) x 28%] = 15.18%

Accordingly, the investor receives a payment at maturity of $1,139.88 per $1,000 principal amount of Notes, calculated as follows:

$1,000 + ($1,000 x 13.99%) = $1,151.84

Example 4: The level of the Dow Jones EURO STOXX 50® Index decreases from an initial level of 2,794.25 to a final level of 2,654.54, the FTSE® 100 Index decreases from an initial level of 5,142.72 to a final level of 4,885.58, and the level of the TOPIX® Index decreases from an initial level of 874.01 to a final level of 830.31.

Because the final level of each component underlying is less than its initial level by not more than 10%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount of Notes.

Example 5: The level of the Dow Jones EURO STOXX 50® Index decreases from an initial level of 2,794.25 to a final level of 1,955.98, the FTSE® 100 Index decreases from an initial level of 5,142.72 to a final level of 4,114.18, and the level of the TOPIX® Index decreases from an initial level of 874.01 to a final level of 524.41.

Because the final level of each component underlying is less than its initial level by more than 10%, the basket return is calculated as follows:

{[(-30% + 10%) x 1.1111] x 49%} + {[(-20% + 10%) x 1.1111] x 23%} + {[(-40% + 10%) x 1.1111)] x 28%} = -22.78%

PS–3

Accordingly, the investor receives a payment at maturity of $772.22 per $1,000 principal amount of Notes, calculated as follows:

$1,000 + ($1,000 x –22.78%) = $772.22

Example 6: The level of the Dow Jones EURO STOXX 50® Index decreases from an initial level of 2,794.25 to a final level of 1,955.98, the FTSE® 100 Index decreases from an initial level of 5,142.72 to a final level of 4,885.58, and the level of the TOPIX® Index decreases from an initial level of 874.01 to a final level of 524.41. Because the final level of the FTSE® 100 Index is less than its initial level by not more than 10% and the final level of each of the other component underlyings is less than its initial level by more than 10%, the basket return is calculated as follows:

{[(-30% + 10%) x 1.1111] x 49%} + 0% + {[(-40% + 10%) x 1.1111)] x 28%} = -20.22%

Accordingly, the investor receives a payment at maturity of $797.78 per $1,000 principal amount of Notes, calculated as follows:

$1,000 + ($1,000 x -20.22%) = $797.78

Example 7: The level of the Dow Jones EURO STOXX 50® Index increases from an initial level of 2,794.25 to a final level of 2,961.91, the FTSE® 100 Index decreases from an initial level of 5,142.72 to a final level of 4,114.18, and the level of the TOPIX® Index decreases from an initial level of 874.01 to a final level of 611.81. Because the final level of the Dow Jones EURO STOXX 50® Index is greater than its initial level, and the underlying return of 6.00% multiplied by 2 does not exceed the applicable maximum return of 19.64%, and the final level of each of the other component underlyings is less than its initial level by more than 10%, the basket return is calculated as follows:

[(6% x 2) x 49%] + {[(-20% + 10%) x 1.1111] x 23%} + {[(-30% + 10%) x 1.1111)] x 28%} = -2.90%

Accordingly, the investor receives a payment at maturity of $971.02 per $1,000 principal amount of Notes, calculated as follows:

$1,000 + ($1,000 x -2.90%) = $971.02

Selected Purchase Considerations

•

Appreciation Potential—The Notes provide the opportunity to enhance equity returns by multiplying a positive underlying return for each component underlying by two, up to the maximum return of 19.64% for the Dow Jones EURO STOXX 50® Index, 16.60% for the FTSE® 100 Index and 12.00% for the TOPIX® Index. Accordingly, your maximum payment at maturity is $1,168.00 for every $1,000 principal amount of Notes. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the final level of each component underlying, as compared to the applicable initial level, of up to 10%. If the final level of a component underlying declines by more than 10%, for every 1% decline of the component underlying beyond 10%, the component return for the basket component linked to such component underlying will be reduced by 1.1111%.

•

Diversification Among the Basket Components—The return on the Notes is linked to a weighted basket consisting of three buffered return enhanced components, each linked to the Dow Jones EURO STOXX 50® Index, the FTSE® 100 Index and the TOPIX® Index, respectively. The Dow Jones EURO STOXX 50® Index consists of 50 component stocks of European blue-chip companies within the Eurozone. For additional information about the Dow Jones EURO STOXX 50® Index, see the information set forth under “Equity Indices—Dow Jones EURO STOXX 50® Index” in the index supplement. The FTSE® 100 Index is a capitalization-weighted index of the 100 largest U.K.-domiciled companies traded on the London Stock Exchange. For additional information about the FTSE® 100 Index, see the information set forth under “Equity Indices— FTSE® 100 Index” in the index supplement. The TOPIX® Index is a free float-adjusted market-capitalization weighted index comprised of all domestic common stocks listed on the First Section of the Tokyo Stock Exchange. For additional information about the TOPIX® Index, see the information set forth under “Equity Indices—TOPIX® Index” in the index supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

PS–4

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components, the component underlyings or any of the component stocks of the component underlyings. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and the index supplement.

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the component underlyings and will depend on whether, and the extent to which, the underlying return is positive or negative. Your investment will be exposed on a leveraged basis to any decline in the final level for any component underlying beyond the 10% buffer percentage as compared to the initial level.

•

The Component Return for Each Basket Component Is Limited to the Applicable Maximum Return—If the final level of a component underlying is greater than its initial level, the component return for the basket component linked to such component underlying will not exceed a predetermined percentage, regardless of the appreciation in the component underlying, which may be significant. We refer to this percentage for each basket component as the maximum return, which is 19.64% for the Dow Jones EURO STOXX 50® Index, 16.60% for the FTSE® 100 Index and 12.00% for the TOPIX® Index. Accordingly, your payment at maturity will not exceed $1,168.00 for each $1,000 principal amount of Notes.

•

Changes in the Values of the Component Underlyings May Offset Each Other—Movements in the component underlyings may not correlate with each other. At a time when the level of one or more of the component underlyings increases, the level of the other component underlyings may not increase as much or may even decline. Therefore, in calculating the basket return, increases in the level of one or more of the component underlyings may be moderated, or more than offset, by lesser increases or declines in the level of the other component underlying or component underlyings. For example, the negative component return resulting from a 30% decline in the final level of the Dow Jones EURO STOXX 50® Index, as compared to its initial level, would more than offset the positive component returns resulting from any and all appreciation in both the FTSE® 100 Index and the TOPIX® Index, which appreciation may be significant.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the component underlyings would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currency in which the stocks composing the component underylings are denominated, although any currency fluctuations could affect the performance of the basket components. Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

PS–5

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the component underlyings on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the component underlyings;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the component underlyings;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. Dollar and the currency in which the stocks composing the component underlyings are denominated; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graphs set forth the historical performance of the component underlylings based on the daily closing levels from January 7, 2002 through November 6, 2009. On November 6, 2009, the closing level of the Dow Jones EURO STOXX 50® Index was 2,794.25, the closing level of the FTSE® 100 Index was 5,142.72 and the closing level of the TOPIX® Index was 880.54.

We obtained the component underlyings closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the component underlyings should not be taken as an indication of future performance, and no assurance can be given as to the component underlyings closing levels on any of the averaging dates. We cannot give you assurance that the performance of the component underlyings will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–6

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–7

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities Inc. will act as placement agents for the Notes and will receive a fee from the Company that would not exceed $10 per $1,000 principal amount Note.

PS–8